Exhibit 10.1

THIS PURCHASE AGREEMENT is dated 4 May 2026 and made between:

(1)

TCG Crossover Fund I, L.P., a Delaware limited partnership managed by TCG Crossover GP I, LLC as the general partner, organized and existing under the laws of Delaware, having its registered office located at c/o Corporation Trust Center 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, USA, registered in Delaware under number 4663910, represented by Chen Yu, duly authorised for the purposes hereof (hereafter, “TCG Crossover”),

(2)

VHCP ABVX Holdings, LLC, a Delaware limited liability company managed by Venrock Adviser, LLC, a limited liability company organized and existing under the laws of Delaware, having its registered office located at 7 Bryant Park, 23rd Floor, New York, NY 10018, duly authorised for the purposes hereof (hereafter, “Venrock”),

(3)

Deep Track Biotechnology Master Fund, Ltd., a Cayman Islands Exempted Company managed by Deep Track Capital LP, a limited partnership, organized and existing under the laws of Delaware, USA, having its registered office located at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, registered with the State of Delaware under number 003771250 represented by Corporation Service Company, duly authorised for the purposes hereof (hereafter, “Deep Track”),

(4)

Sofinnova Crossover I SLP, a French limited partnership managed by Sofinnova Partners SAS, a société par actions simplifiée, organized and existing under the laws of France, having its registered office located at 7-11 boulevard Haussmann, 75009 Paris, France, registered with the Paris trade and companies registry under number 413 388 596 represented by Kinam Hong, duly authorised for the purposes hereof (hereafter, “Sofinnova”),

(5)

Invus Public Equities, L.P., a limited partnership, organized and existing under the laws of Bermuda, having its office located at 750 Lexington Ave, 30th floor, New York, NY 10022, registered with the Bermuda Office of the Registrar of Companies under number 34936, represented by Philip Bafundo, duly authorised for the purposes hereof (hereafter, “Invus”),

(6)

FPCI BioMedTech, a French fonds professionnel de capital investissement (FPCI) managed by Truffle Capital, a société par actions simplifiée, organized and existing under the laws of France, having its registered office located at 62 rue de Miromesnil, 75008 Paris, France, registered with the Trade and Company Register of Paris under number 432 942 647, represented by Dr. Philippe Pouletty, duly authorised for the purposes hereof (hereafter, “Truffle BioMedTech”),

(7)

Santé Holdings SRL, a limited liability company organized and existing under the laws of Italy, having its registered office located at Milan, Via Andrea Doria 7, registered with Milan business register under number 03992120968 represented by Paolo Rampulla, President of the Board of Director, duly authorised for the purposes hereof (hereafter, “Santé Holdings”),

(the Parties (1) to (7) above are hereinafter referred to, each individually as a “Seller”, and together as the “Sellers”),

and

(8)

Abivax, a French société anonyme à conseil d’administration, having its registered office located at 7-11 boulevard Haussmann, 75009 Paris, France, registered with the trade and companies register of Paris under number 799 363 718, represented by its Chief Executive Officer, Mr. Marc de Garidel, duly authorised for the purposes hereof;

(the “Company” or the “Purchaser”),

WHEREAS:

(A)	As of the date hereof, each of the Sellers is the holder of one (1) royalty certificate of the Company (the “Certificates”) as further detailed in Appendix A.

(B)	The terms and conditions of the Certificates are set forth in Appendix B (the “Terms and Conditions”).

(C)

It is recalled that pursuant to Condition 4 of the Terms and Conditions, and subject to compliance with applicable Laws (as defined in the Terms and Conditions), the Company may at any time purchase any Certificate at the price to be agreed with the relevant Seller.

(D)	The Sellers have indicated their intention to sell, and the Purchaser has indicated its intention to acquire, the Certificates under the terms and conditions of this Agreement.

(E)	This Agreement sets forth the terms and conditions of the transfer of the Certificates from the Sellers to the Purchaser.

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS

1.1	In this Agreement, unless otherwise stated or the context requires otherwise:

5-Day VWAP	means the volume-weighted average trading price of the ADRs on the Nasdaq Global Market over the five consecutive trading days ending on and including the trading day immediately preceding the date hereof, as reported by Bloomberg L.P.

ADR	means a U.S. dollar-denominated negotiable receipt evidencing underlying ordinary shares of the Company that will be held by the Depositary.

Affiliate	shall have the meaning ascribed to it in the Terms and Conditions.

Agreement	means this purchase agreement, including its recitals and any Appendix.

Business Day	means a day (other than a Saturday or Sunday) on which banks are open for business in France and in the United States of America.

Cash Purchase Price	means the portion of the Purchase Price set forth in Appendix A and paid in cash to the Sellers pursuant to Article 4.4.

Closing Date	means the earliest practicable date following the Ordinary Shares Settlement Date on which the New ADRs can be issued by the Depositary, as reasonably determined by the Purchaser, it being specified that such date shall be no later than the first (1st) Business Day following the Ordinary Shares Settlement Date.

Depositary	means Citibank, N.A., in its capacity as depositary for the Company’s sponsored ADR facility.

Ordinary Shares Settlement Date	means May 7, 2026, or such other date as may be agreed in writing between the Sellers and the Purchaser.

Parties	means the parties to this Agreement and “Party” means any one of them.

Register	means the register of holders of royalty certificates (registre des titulaires de certificats) of the Company.

SEC	means the U.S. Securities and Exchange Commission.

Securities Act	means the U.S. Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

Sellers’ Bank Accounts	means the accounts of each of the Sellers for the payment of the Cash Purchase Price, the details of which are provided in Appendix C.

Sellers’ Securities Accounts	means the accounts of each of the Sellers to which the New ADRs (as defined below) shall be transferred, the details of which are provided in Appendix D.

2	CONSTRUCTION

2.1	Unless otherwise stated or the context requires otherwise, any references in this Agreement to:

(a)	a Party or any other person includes its successors, assignees, transferees or novated parties;

(b)	a person means any individual, firm, company, corporation, government or state, or any association, trust, partnership or other entity; and

(c)	a provision of law is a reference to that provision as amended or re-enacted.

2.2	The intention of the Parties as expressed in this Agreement and any English legal terms used herein shall be interpreted in accordance with their French legal equivalents.

2.3	No provision of this Agreement shall be interpreted against a Party solely on the grounds that the Party in question was responsible for the drafting of that provision.

2.4	Article and Appendix headings are for reference purposes only, and references to Articles or Appendices are references to articles or appendices of this Agreement.

2.5	References in this Agreement to “Dollars,” “USD,” or “$” shall mean the lawful currency of the United States of America.

3	SALE AND PURCHASE OF THE CERTIFICATES

3.1	Subject to the terms and conditions set forth in this Agreement, the Sellers agree to sell the Certificates to the Purchaser and the Purchaser agrees to purchase the Certificates from the Sellers.

3.2

The transfer of the Certificates shall occur on the Closing Date subject to both of the following conditions being satisfied: (i) receipt by each Seller of its Cash Purchase Price and Rounding Cash Payment (if any) in immediately available funds in USD; and (ii) written confirmation of the crediting of each Seller’s New ADRs to its Securities Account as set forth in Appendix D. No Seller shall be obligated to transfer its Certificate unless and until both conditions are satisfied with respect to such Seller.

4	PURCHASE PRICE

4.1

As consideration for the Certificates, the Purchaser shall pay to the Sellers a purchase price (the “Purchase Price”) equal to US$ 90,000,000, payable on the Closing Date for the Cash Purchase Price and payable on the Ordinary Shares Settlement Date for the Roll-over Amount, and allocated between the Sellers as set forth in Appendix A.

4.2	The Purchase Price shall consist of:

(a)	a cash payment of US$ 45,000,000 (the “Cash Purchase Price”), allocated between the Sellers as set forth in Appendix A; and

(b)	the Roll-over Amount (as defined below) to be invested in New ADRs with an aggregate value equal to US$ 45,000,000.

4.3

The Purchase Price shall be final and not subject to any adjustment. Each Party confirms that it has had access to all information relevant to its assessment of the Purchase Price and hereby waives any right to seek a revision thereof.

4.4

The Cash Purchase Price, allocated between the Sellers as set forth in Appendix A, shall be paid, together with any applicable Rounding Cash Payment (as defined below), on the Closing Date by wire transfer in immediately available USD funds to the Sellers’ Bank Accounts.

4.5

The Sellers expressly accept and agree to grant to the Purchaser an interest-free vendor’s loan (crédit vendeur) in a total amount equal to US$ 45,000,000 (the “Roll-over Amount”), allocated between the Sellers as set forth in Appendix A. The Roll-over Amount shall be set-off against the subscription price of the New ADRs (as defined below) to be issued by the Purchaser to the Sellers under Article 4.6 (pursuant to Article L.225-146 of the French Code de commerce) and is therefore payable on the Ordinary Shares Settlement Date (créance certaine, liquide et exigible) following a statement of claim (arrêté de créance) which has been duly certified by the Company’s auditors.

4.6

Each of the Sellers undertakes to reinvest its allocable portion of the Roll-over Amount in the Purchaser through the subscription of newly issued ADRs (the “New ADRs”). The number of New ADRs to be issued to each Seller shall be calculated by dividing such Seller’s Roll-over Amount by the 5-Day VWAP, rounded down to the nearest whole ADR. No later than on the date preceding the Ordinary Shares Settlement Date, each of the Sellers shall deliver to the Purchaser a duly executed copy of the corresponding subscription form (bulletin de souscription) for the ordinary shares underlying the New ADRs, substantially in the form attached as Appendix E.

4.7

The number of New ADRs issuable to each Seller shall be rounded down to the nearest whole ADR. Any fractional ADR entitlement resulting from such rounding shall not be forfeited. Instead, the Purchaser shall pay to each Seller, on the Closing Date by wire transfer in immediately available funds to such Seller’s Bank Account, a cash amount equal to such fractional entitlement multiplied by the 5-Day VWAP (the “Rounding Cash Payment”). The Rounding Cash Payment shall be in addition to, and not in lieu of, any portion of the Cash Purchase Price. For the avoidance of doubt, no Seller shall suffer any loss of value as a result of rounding.

4.8

On the Ordinary Shares Settlement Date, the Company will provide the Sellers with the executed minutes of the Board of Directors (conseil d’administration) of the Company (including by way of written consultation), itself empowered by a delegation of authority granted by the Company’s general meeting, acknowledging that the ordinary shares underlying the new ADRs have been duly issued to the Depositary for the benefit of the Sellers.

5	TRANSFER OF THE CERTIFICATES

5.1

No later than two Business Days prior to the Closing Date, the Purchaser shall instruct the Depositary to prepare for the issuance of the New ADRs in the amounts to be calculated pursuant to Article 4.6. On the Ordinary Shares Settlement Date, the Purchaser shall issue the underlying ordinary shares to the Depositary. On the Closing Date, the Purchaser shall (i) cause the Depositary to issue the New ADRs and credit them to each Seller’s Securities Account as set forth in Appendix D; and (ii) deliver to each Seller written confirmation from the Depositary confirming the crediting of such Seller’s New ADRs.

5.2	The Parties undertake to execute and deliver any document necessary to give effect to the issuance of the New ADRs and this Agreement.

5.3

The Purchaser further undertakes to deliver to the Sellers proof of irrevocable bank transfer orders to the Sellers’ Bank Accounts corresponding to the payment of the Cash Purchase Price and any applicable Rounding Cash Payment in accordance with Article 4.4 no later than on the Closing Date.

5.4

The Parties instruct and authorise the Company to register the transfer of the Certificates in the Register on the Closing Date. This Agreement shall serve as a transfer form (ordre de mouvement) with regards to the transfer of the title to the Certificates.

6	REPRESENTATIONS AND WARRANTIES BY THE SELLERS

Each	Seller, severally and not jointly, represents and warrants to the Purchaser that, on the date hereof and on the Closing Date:

(a)	it is duly organized and validly existing under the laws of its jurisdiction of incorporation, with full power to conduct its business as conducted on the date of this Agreement;

(b)

it has full capacity and power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by each Seller have been duly authorized and approved by all necessary corporate action and do not require any further authorization or consent of its corporate bodies or shareholders;

(c)	this Agreement constitutes such Seller’s legal, valid, binding, and enforceable obligations;

(d)

neither the execution and delivery of, nor the performance of obligations under, this Agreement by any Seller will constitute a breach of (i) such Seller’s articles of association, (ii) any contractual commitment of such Seller that would materially affect the validity or enforceability of this Agreement, or (iii) any applicable law, regulation, judgment, or order of any court, governmental authority, or arbitral tribunal by which such Seller is bound;

(e)	it is the sole legal and beneficial owner of its Certificate, free and clear of any lien, charge, security interest, pledge, option, or other encumbrance, restriction, or third-party right;

(f)

it is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and it is either (x) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (y) an “institutional account” as defined by FINRA Rule 4512(c);

(g)

(x) it is capable of evaluating the merits and risk of such investment and (y) it has not been organized for the purpose of acquiring the New ADRs. The Seller understands and agrees that the offering and sale of the New ADRs by the Company has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein;

(h)

it is subscribing for the New ADRs solely for such Seller’s own account and not for the account of others, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to the Seller’s right at all times to sell or otherwise dispose of all or any part of such New ADRs in compliance with applicable federal and state securities laws;

(i)

(x) it is a sophisticated investor, experienced in investing in private placements of equity securities and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (y) has exercised independent judgment in evaluating its participation in the subscription of the New ADRs. The Seller acknowledges that it is aware that there are substantial risks incident to the subscription and ownership of the New ADRs, including those set forth in the Company’s filings with the SEC. Alone, or together with any professional advisor(s), the Seller has adequately analyzed and fully considered the risks of an investment in the New ADRs and determined that the New ADRs are a suitable investment for the Seller;

(j)

nothing in this Agreement or any other materials presented by or on behalf of the Company to the Seller in connection with the subscription of the New ADRs constitutes legal, tax or investment advice. The Seller has consulted such legal, tax and investment advisors as it, in such Seller’s sole discretion, has deemed necessary or appropriate in connection with its purchase of the New ADRs; and

(k)

it is subscribing for the New ADRs directly from the Company. The Seller became aware of this offering of the New ADRs through the Company as a result of a pre-existing, substantive relationship with the Company and/or its advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons. The Seller is not subscribing for the New ADRs as a result of any general advertising, or, to its knowledge, general or public solicitation as defined in Regulation D under the Securities Act.

The representations and warranties set forth in this Article 6 constitute the sole representations and warranties given by the Sellers. No other representations or warranties, whether express, implied, statutory, or contractual, shall apply.

7	REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

The Purchaser represents and warrants to each Seller that, on the date of this Agreement and on the Closing Date:

(a)	it has the capacity and right to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby;

(b)	the execution and delivery by the Purchaser of, and the transactions contemplated by, this Agreement do not and will not:

(i)	result in a breach, violation or acceleration of, or a default under, any other agreement or instrument to which the Purchaser is a party or by which it is bound;

(ii)	result in a breach of any law or regulation, of any judgment by any court, of any decision of a governmental authority or any arbitration award by which it is bound; or

(iii)	require the consent of any person (including any ascendant, spouse, descendant or any third party), or if such consent is required, it has been obtained and is in full force and effect;

(c)

all corporate and contractual action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Agreement by the Company, the authorization, sale, issuance and delivery of the New ADRs and the performance of all of the Company’s obligations under this Agreement has been taken or will be taken prior to the Closing Date;

(d)

the issuance of the ordinary shares underlying the New ADRs has been duly authorized by the Company’s shareholders’ meeting dated June 6, 2025 under its #26 resolution and will be decided by the Board of Directors (conseil d’administration) of the Company pursuant to the delegations granted by such shareholders’ meeting and the ordinary shares underlying the New ADRs, when issued, delivered and paid for pursuant to this Agreement, will have been duly and validly issued and delivered in accordance with the laws and regulations of France, fully paid and free from all liens, claims and encumbrances. Such ordinary shares will have the benefit of all rights attaching thereto and will be entitled to any dividend for the financial year that started or will start on the first day of the financial year during which such ordinary shares are subscribed and the following financial years, and there is no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Company among such ordinary shares and other outstanding ordinary shares;

(e)

the New ADRs, when issued and delivered pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens, encumbrances and restrictions, other than restrictions arising under applicable securities laws;

(f)

the Company has complied with and will comply in all material respects with all applicable laws or regulations in connection with the transactions contemplated by this Agreement, including any applicable filing and notice requirements including the provisions of Regulation (EU) 2017/1129 (as amended on December 4, 2024 by Regulation (EU) 2024/2809);

(g)

the Company does not have any inside information (within the meaning of Article 7 of Regulation EU 596/2014 of April 16, 2014 on market abuse, as amended (“MAR”)) concerning the Company taken as a whole and/or the securities of the Company that has not been publicly disclosed (irrespective of any legal basis to postpone such publication thereof) other than the existence and the content of this Agreement. None of the allotment and the issue of the ordinary shares underlying the New ADRs and the consummation of the transactions contemplated by this Agreement will constitute a violation by the Company of any applicable “insider dealing,” “insider trading” or similar legislation;

(h)

the Company’s Form F-6 registration statement relating to the ADRs is effective, no stop order has been issued or threatened with respect thereto, and the Depositary is authorized to issue the New ADRs thereunder;

(i)

the Company’s shelf registration statement on Form F-3ASR (File No. 333-288884) is effective, no stop order has been issued or is pending or threatened with respect thereto, and no SEC review of such registration statement is pending or, to the Company’s knowledge, contemplated;

(j)	the Company is current in all filings required under the Securities Exchange Act of 1934, as amended, including its most recent Form 20-F and all Forms 6-K required to be filed;

(k)	the New ADRs have been approved for listing on the Nasdaq Global Market, subject only to official notice of issuance; and

(l)	this Agreement constitutes its legal, valid, binding and enforceable obligation.

8	ENTIRE AGREEMENT

This Agreement contains the full, final and complete understanding between the Parties relating to its subject matter, and supersedes all prior negotiations, agreements, understandings or arrangements, whether written or oral, pertaining to the Certificates.

9	CONFIDENTIALITY

9.1	Each Party undertakes to treat as strictly confidential all information received or obtained in connection with the negotiation or performance of this Agreement, including information relating to:

(a)	the negotiation of this Agreement,

(b)	the provisions of this Agreement,

(c)	with respect to the Sellers: the Purchaser or its Affiliates; and

(d)	with respect to the Purchaser: the Sellers or their respective Affiliates.

9.2	Notwithstanding the foregoing, a Party may disclose confidential information if, and to the extent that:

(a)

such disclosure is required under applicable Law (as defined in the Terms and Conditions), by the rules of a recognized stock exchange on which its shares (or those of any of its Affiliates) are listed, or by a decision or order of a Governmental Entity (as defined in the Terms and Conditions);

(b)	such disclosure is made on a confidential basis to its legal counsel in connection with the Agreement;

(c)	such information has become publicly available other than through a breach of this Article by the disclosing Party;

(d)	such disclosure is necessary to allow it to assert its rights under this Agreement; or

(e)	the other Party gave its prior written consent to such disclosure.

9.3	This Article 9 shall remain in effect for a period of three (3) years from the date of this Agreement.

10	PRESS RELEASE / FILINGS

Any announcement, publication, or public communication regarding the Parties’ entry into this Agreement, or regarding the Certificates, may be made or released by or on behalf of the Sellers only with the prior written consent of the Purchaser. The Sellers acknowledge that the Purchaser will issue a press release and file a Form 6-K with the SEC regarding the purchase of the Certificates in compliance with its obligations under applicable securities laws and regulations and will include any disclosures required by the SEC and/or the French Autorité des Marchés Financiers in any subsequent filings.

11	COSTS

Each of the Parties shall (unless otherwise stipulated) assume the costs and expenses it has incurred in preparing, negotiating and entering into this Agreement, including all costs, fees or disbursements of any advisors (attorneys, investment banks, accountants, etc.).

12	REGISTRATION RIGHTS

12.1

No later than the Closing Date (the “Registration Deadline”), the Company shall file a prospectus supplement (the “Prospectus”) to its shelf registration statement on Form F-3ASR (File No. 333-288884) (the “Registration Statement”), which shall be automatically effective upon filing pursuant to the Securities Act, registering the resale of the New ADRs (including the underlying ordinary shares represented thereby) by the Sellers as selling securityholders; provided, however, that the Company’s obligations to include the New ADRs held by a Seller in the Prospectus are contingent upon such Seller furnishing in writing to the Company such information regarding such Seller, the securities of the Company held by such Seller and the intended method of disposition of such securities as shall be reasonably requested by the Company to effect the registration of the New ADRs, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company will use its reasonable best efforts to keep the Prospectus continuously effective until the date on which all New ADRs covered by the Prospectus have been sold thereunder in accordance with the plan and method of distribution disclosed in the Prospectus, or if earlier, such time as the New ADRs may be sold freely under Rule 144 without any volume or manner of sale restrictions. For the avoidance of doubt, the Company’s obligation to maintain the effectiveness of the Prospectus shall not be deemed satisfied solely by the theoretical availability of Rule 144 to any Seller whose ability to rely on Rule 144 is limited by virtue of such Seller’s status as an affiliate of the Company or otherwise. The Company shall, promptly following such filing and in any event within one Business Day thereof, deliver to each Seller written confirmation that the Prospectus has been filed with the SEC and is effective, together with a copy of the filed Prospectus.

12.2

The Company may suspend the use of the Prospectus (a “Blackout Period”) only if the Company’s Board of Directors (conseil d’administration) determines in good faith that disclosure of material non-public information would be required that the Company has a bona fide business reason to keep confidential. The Company shall provide prompt written notice to each Seller of any Blackout Period and of its termination.

12.3

The New ADRs shall not be subject to any lock-up, transfer restriction, market stand-off agreement, or similar limitation following their issuance and crediting to the Sellers’ Securities Accounts. The Company hereby waives any right to impose or seek any such restriction on the Sellers’ ability to sell, transfer or otherwise dispose of the New ADRs following the Closing Date.

13	REMEDIES, ENFORCEABILITY AND SPECIFIC PERFORMANCE

13.1

The Parties expressly acknowledge that the payment of damages alone would not constitute a sufficient remedy for any breach by the Sellers or the Purchaser of their respective obligations under this Agreement. Accordingly, the Parties acknowledge the benefit of the provisions of Article 1221 et seq. of the French Civil Code, and that each of the Purchaser and the Sellers may request specific performance (exécution forcée) of this Agreement in order to obtain the transfer of the Certificates or the payment of the Purchase Price, including through summary proceedings (en référé), without prejudice to any other remedies to which they may be entitled, including the payment of damages. The Sellers and the Purchaser agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law, or inequitable for any reason, nor to object to such remedy on the basis that monetary damages would provide an adequate remedy for any such breach.

13.2

If any provision herein is held to be void, unenforceable, invalid, illegal or inapplicable, the legality, enforceability, validity and applicability of the other provisions of this Agreement shall not be affected or impaired thereby. In such case, the Parties shall negotiate in good faith a lawful substitute provision to replace the void, unenforceable, invalid, illegal or inapplicable provision that shall be consistent with the intent and object of the original provision.

14	GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with French law.

15	JURISDICTION

15.1

Any dispute arising out of or in connection with this Agreement, including any dispute regarding its existence, validity, interpretation, performance or termination (a “Dispute”), shall be subject to the exclusive jurisdiction of the Court of Economic Affairs of Paris (Tribunal des activités économiques de Paris).

15.2	Each Party agrees that the courts specified in Article 15.1 are the most appropriate and convenient courts to settle any Dispute and accordingly no Party will argue to the contrary.

16	ELECTRONIC SIGNATURE

By express agreement constituting an agreement on proof, the Parties have agreed to sign this Agreement, in accordance with the provisions of Articles 1366 et seq. of the French Civil Code, through the DocuSign platform (www.docusign.com).

[Signature pages follow]

The Sellers

/s/ Chen Yu
TCG Crossover Fund I, L.P.
Represented by: Chen Yu
Duly Authorized

[Signature Pages to Royalty Certificate Purchase Agreement]

/s/ Sherman Souther
VHCP ABVX Holdings, LLC
Represented by: Sherman Souther
Duly Authorized

[Signature Pages to Royalty Certificate Purchase Agreement]

/s/ Nir Messafi
Deep Track Biotechnology Master Fund, Ltd.
Represented by: Nir Messafi
Duly Authorized

[Signature Pages to Royalty Certificate Purchase Agreement]

/s/ Kinam Hong
Sofinnova Crossover I SLP
Represented by: Kinam Hong
Duly Authorized

[Signature Pages to Royalty Certificate Purchase Agreement]

/s/ Philip Bafundo
Invus Public Equities, L.P.
Represented by: Philip Bafundo
Duly Authorized

[Signature Pages to Royalty Certificate Purchase Agreement]

/s/ Philippe Pouletty
Truffle BioMedTech
Represented by Truffle Capital, itself represented by Mr. Philippe Pouletty
Duly Authorized

[Signature Pages to Royalty Certificate Purchase Agreement]

/s/ Paolo Rampulla
Santé Holdings Srl
Represented by: Paolo Rampulla
Duly Authorized

[Signature Pages to Royalty Certificate Purchase Agreement]

The Purchaser

/s/ Marc de Garidel
Abivax
Represented by Mr. Marc de Garidel
Duly Authorized

[Signature Pages to Royalty Certificate Purchase Agreement]